Exhibit 99.1

SOUTH SAN FRANCISCO, CA – November 3, 2014 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), today reported financial results for the third quarter 2014. Revenue for the third quarter ended September 30, 2014 was $3.7 million. The operating loss for the third quarter ended September 30, 2014 was $7.6 million. The net loss for the third quarter ended September 30, 2014 was $7.7 million, which included the operating loss of $7.6 million and non-cash expense of $0.3 million related to the changes in fair value of the Company's outstanding and exercised warrants and was classified as other income (expense). As of September 30, 2014, Threshold had $68.5 million in cash, cash equivalents and marketable securities, with no debt outstanding.

Third Quarter 2014 Financial and Operational Results

For the third quarter ended September 30, 2014, we recognized $3.7 million in revenue from the amortization of the aggregate of $110 million in upfront payment and milestone payments that were earned in 2013 and 2012 from our global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany. For the third quarter ended September 30, 2013, we recognized $3.2 million in revenue from the amortization of the aggregate of $97.5 million in upfront and milestone payments that were earned in 2012 and in the first quarter of 2013 from our collaboration with Merck, KGaA, Darmstadt, Germany. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone are earned or received.

The net loss for the third quarter of 2014 was $7.7 million compared to net income of $1.2 million for the third quarter of 2013. Included in the net loss for the third quarter of 2014 was an operating loss of $7.6 million and non-cash expense of $0.3 million compared to an operating loss of $5.2 million and non-cash income of $6.4 million in the net income for the third quarter of 2013. The non-cash income and expense is related to the change in fair value of the Company's outstanding and exercised warrants and was classified as other income (expense).

Research and development expenses were $8.9 million for the third quarter of 2014 compared to $6.4 million for the third quarter of 2013. The increase in research and development expenses was due primarily to an increase of $0.6 million in consulting and employee related expenses and a $1.9 million increase in clinical development expenses net of reimbursement from Merck KGaA, Darmstadt, Germany related to their 70% share of total development expenses for TH-302.

General and administrative expenses were $2.4 million for the third quarter of 2014 versus $2.1 million for the third quarter of 2013. The increase in general and administrative expenses was due primarily to an increase in consulting and employee related expenses to support business development activities and the Company’s ongoing collaboration with Merck KGaA, Darmstadt, Germany.

Non-cash stock-based compensation expense included in total operating expenses was $1.2 million for both the third quarter of 2014 and 2013.

As of September 30, 2014, Threshold had $68.5 million in cash, cash equivalents and marketable securities, a decrease of $6.7 million during the third quarter of 2014. The net decrease in cash, cash equivalents and marketable securities during the third quarter of 2014 is primarily due to the Company's operating cash requirements for the third quarter of 2014, partially offset by the receipt of a $4.3 million reimbursement payment related to Merck KGaA, Darmstadt, Germany’s 70% share of total development expenses for TH-302 for the second quarter of 2014 and $4.7 million in cash proceeds from the exercise of warrants and the exercise of stock options and purchase rights related to our stock-based equity incentive plans.

Third Quarter 2014 and Recent Key Achievements

TH-302 Clinical Development

In September, Threshold announced an Independent Data Monitoring Committee (the “IDMC”) completed the pre-planned interim efficacy and safety analyses of unblinded data for the Company’s pivotal Phase 3 clinical trial of TH-302 in combination with doxorubicin versus doxorubicin alone in patients with locally advanced unresectable or metastatic soft tissue sarcoma, or the “406 trial”. Based on the IDMC’s analyses, which included an assessment of both benefit and risk, the IDMC recommended that the 406 trial should continue as planned to its natural conclusion. The Company will remain blinded to the data from the 406 trial until the primary analysis of overall survival is conducted, which is scheduled to occur after 434 deaths are reported. The Company currently projects that the required number of events will be reached in the latter half of 2015, with the primary analysis of overall survival expected to be conducted in the first quarter of 2016.

In November, Threshold announced that its partner Merck KGaA, Darmstadt, Germany, through its biopharmaceutical division, completed target enrollment of 660 patients in the global Phase 3 MAESTRO trial assessing the efficacy and safety of TH-302 in combination with gemcitabine in patients with previously untreated, locally advanced unresectable or metastatic pancreatic adenocarcinoma. Threshold currently anticipates that top-line data will be available in 2016.

Licensing of Hypoxin™

In October, Threshold licensed rights to a development program from the University of Auckland based on the clinical-stage oncology compound Hypoxin™ (formerly known as PR610), a hypoxia-targeted epidermal growth factor receptor (EGFR) tyrosine-kinase inhibitor. Hypoxin is designed to selectively release a potent, picomolar irreversible inhibitor in hypoxic tumors. Preclinical and Phase 1 clinical data suggest that plasma concentrations of Hypoxin that are active in EGFR-dependent tumor xenograft models in mice could be attained in patients with an acceptable therapeutic index. Accordingly, the Company plans to conduct preclinical translational studies to further evaluate the rationale for proceeding with further clinical development of the compound. Subject to the satisfactory completion of these preclinical studies, the Company expects to initiate a Phase 2 proof-of-concept study in a subset of molecularly-defined non-small cell lung cancer patients who the Company believes may be responsive to Hypoxin in the first half of 2015.

TH-302 Upcoming Data Presentations

In November, two posters will be presented at the 19th Annual Scientific Meeting and Education Day of the Society for Neuro-Oncology, November 13-16, 2014, Miami, Florida:

Abstract #AT-12: "Phase 1/2 study of TH-302, investigational hypoxia-activated prodrug, and bevacizumab in patients with bevacizumab-refractory recurrent glioblastoma; 7:30 PM - 9:30 PM Eastern Time on Friday, November 14, 2014.

Abstract #DD-02: Pharmacodynamic biomarker assessments in a Phase 1/2 trial of the hypoxia-activated prodrug TH-302 and bevacizumab in bevacizumab-refractory recurrent glioblastoma; 7:30 PM - 9:30 PM Eastern Time on Friday, November 14, 2014.

In December, a poster will be presented at the 56th ASH Annual Meeting, December 3-6, 2014, in San Francisco, California:

Abstract #2142: A Phase 1/2 trial of TH-302 and dexamethasone without or with bortezomib (TBorD) in patients with relapsed/refractory multiple myeloma; 5:30 PM - 7:30 PM Pacific Time on Saturday, December 6, 2014.

About TH-302

TH-302, an investigational hypoxia-activated prodrug, is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with locally advanced unresectable or metastatic STS, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (the MAESTRO trial). Both Phase 3 trials are being conducted under Special Protocol Assessment (SPA) agreements with the FDA. The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS and pancreatic cancer. TH-302 is also being investigated in earlier-stage clinical trials of other solid tumors and hematological malignancies.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 and Hypoxin, statements regarding the TH-302 clinical development program, including the anticipated timing for the number of events required for the primary efficacy analysis of the 406 trial, the anticipated timing of the primary efficacy analysis for the 406 trial, and the anticipated timing for top-line data for the MAESTRO trial, as well as statements regarding Threshold’s planned development activities for Hypoxin and the timing thereof. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold and Merck KGaA, Darmstadt, Germany, to enroll or complete TH-302 and Hypoxin clinical trials, including Threshold’s ability to complete the 406 trial and to initiate the planned Hypoxin Phase 2 proof-of-concept study; the time and expense required to conduct such clinical trials and analyze data; issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results); the risk that Threshold is in the early stages of its evaluation of Hypoxin and it possible that Threshold may determine not to proceed with the planned Phase 2 proof-of-concept study or may otherwise fail to realize the anticipated benefits of its licensing of this product candidate; the risk that preclinical studies and Phase 1 or 2 clinical trials of Threshold’s product candidates may not predict the results of subsequent human clinical trials; the risk that because the timing of the primary efficacy analysis and top-line results of the MAESTRO trial and the 406 trial is driven by the number of events in each trial, which neither Threshold nor Merck KGaA, Darmstadt, Germany, controls, Threshold cannot predict with certainty when these events will occur; that risk that clinical data from TH-302 clinical trials sponsored by Threshold and Merck KGaA, Darmstadt, Germany, may be insufficient to support any regulatory approvals to market TH-302; Threshold's and Merck KGaA's (Darmstadt, Germany) dependence on single source suppliers, including the risk that these single source suppliers may be unable to meet clinical supply demands for TH-302 which could significantly delay the development of TH-302; risks related to Threshold's dependence on its collaborative relationship with Merck KGaA, Darmstadt, Germany, including its dependence on decisions by Merck KGaA, Darmstadt, Germany, regarding the amount and timing of resource expenditures for the development of TH-302; and Threshold's need for and the availability of resources to develop TH-302 and to support Threshold's operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 3, 2014 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenue	$3,680	$3,181	$11,041	$9,283

Operating expenses
Research and development	8,906	6,350	27,223	20,801
General and administrative	2,407	2,051	7,518	6,732
Total Operating Expenses	11,313	8,401	34,741	27,533

Loss from operations	(7,633)	(5,220)	(23,700)	(18,250)

Interest income (expense), net	27	34	97	104
Other income (expense) (1)	(341)	6,379	7,781	(2,559)
Income (loss) before provision for taxes	(7,947)	1,193	(15,822)	(20,705)
Provision (benefit) for income taxes	(202)	17	(202)	121
Net Income (loss)	$(7,745)	$1,176	$(15,620)	$(20,826)

Net income (loss) per common share
Basic	$(0.13)	$0.02	$(0.26)	$(0.36)
Diluted	$(0.15)	$(0.08)	$(0.37)	$(0.36)

Weighted-average shares used in per common share calculation:
Basic	59,845	58,542	59,500	57,362
Diluted	61,494	63,561	63,419	59,871

(1)	Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

THRESHOLD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$68,523	$82,033
Collaboration Receivable	4,463	18,094
Prepaid expenses and other current assets	1,888	2,246
Property and equipment, net	637	686
Other assets	1,159	1,059
Total assets	$76,670	$104,118

Liabilities and stockholders' equity (deficit)

Total current liabilities (2)	$24,975	$27,016
Deferred Revenue	65,874	76,916
Long-term liabilities (3)	6,824	23,661
Stockholders' equity (deficit)	(21,003)	(23,475)
Total liabilities and stockholders' equity (deficit)	$76,670	$104,118

(1)	Derived from audited financial statements
(2)	Amount includes current portion of deferred revenue of $14.7 million as of September 30, 2014 and December 31, 2013, respectively.
(3)	Includes as of September 30, 2014 and December 31, 2013, $6.5 million and $23.4 million of warrant liability, respectively.